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                                                                  EXHIBIT 10.19

                     AMENDMENT TO CREDIT CARD PLAN AGREEMENT


     THIS amendment to Credit Card Plan Agreement ("Amendment") is made as of the 9th day of December, 1996, by and between Lamonts Apparel, Inc., the debtor and debtor-in-possession in Bankruptcy Case No. 95-00100 in the U. S. Bankruptcy Court for the Western District of Washington at Seattle, ("Company"), and National City Bank of Columbus, a national baking association, formerly known as BancOhio National Bank (the "Bank").

                              PRELIMINARY STATEMENT

     On or about June 20, 1988, Lamonts Apparel, Inc., a Washington corporation and Bank entered into a Credit Card Plan Agreement, whereby Bank is operating a consumer credit program in the form of revolving lines of credit for customers of Company for use of such lines to purchase goods and services from Company pursuant to credit cards issued to such customers. The Credit Card Plan Agreement has been previously amended pursuant to amendments dated September 30, 1992, August 23, 1993, March 30, 1994, and letter agreement dated November 2, 1994, which are collectively referred to herein as the "Agreement". The parties now wish to make further amendments to the Agreement, all as set forth in this Amendment.

     Now, therefore, in Consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

     1.   DEFINITIONS.   Except as otherwise specifically set forth herein, all
terms in this Amendment shall have the same meaning ascribed to them in the Agreement, and the definitions of all such terms are incorporated herein by reference.

     2.   SECTION 3.6(d).     Section 3.6(d) is deleted in its entirety and the
following Section 3.6 (d) is substituted in lieu thereof:

          (d) Subject to applicable law and terms and conditions set forth in the Credit Card Agreement, Bank may charge each customer interest on the unpaid balance of their Account at an annual percentage rate ("APR") equal to the prime rate (as hereinafter defined) plus thirteen and eight tenths percent (13.8%). "Prime Rate" shall mean the Prime Rate of interest of general application as set forth in the "Money Rates" section (or such future section as shall replace it) of THE WALL STREET JOURNAL (Eastern edition) on the date of this Agreement and from time to time hereafter.

               1. Company will be charged a discount fee equal to one and 95/100ths percent (1.95%) of Net Sales under the Plan. In the event that the Prime Rate increases during the term of this Agreement, Bank shall have the right to increase the APR by the amount of such increase in the Prime Rate, subject to applicable law and the terms and conditions set forth in the Credit Card Agreement; provided, however, that at Company's option, Company may reduce the increased APR otherwise proposed to be charged to the customer by increasing the discount fee paid by Company to Bank in the following manner ("Company Buydown"). Company shall increase the discount fee paid to Bank by five tenths (0.5) of a basis point for every one (1) basis point reduction in the APR from the formula set forth above.



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               2.   Company may reverse any Company Buydown and thereby allow a corresponding increase in the APR by decreasing the discount fee paid by Company to Bank in the following manner:
                    Company shall decrease the discount fee paid to Bank by five tenths (0.5) of a basis point for every one (1) basis point increase in the APR.

               3. Bank shall charge the discount fee by directly debiting the Company Deposit Account for the proper amount based on the aggregate total of all Net Sales as shown in the Transaction Records delivered to Bank. If there are insufficient funds in the Company Deposit Account at such time for Bank to debit the appropriate discount fee, Company shall nevertheless pay the proper amount to Bank in immediately available funds.

     3.   SECTION 3.11.  Section 3.11 is hereby amended by adding the following
Section 3.11(d) to the end thereof:

          (d) This Section 3.11 shall remain in effect through the end of February, 1996, and shall be deemed to have no longer been in effect as of March 1, 1996. As a result, (i) Company shall not be responsible to Bank for any Losses occurring on or after March 1, 1996, and Bank shall not be responsible to Company for any Losses that are recovered after that date and (ii) in the event that either party has made a payment or payments to the other party with respect to Losses or recoveries of Losses occurring on or after March 1, 1996, the party having received such funds shall return those funds to the paying party promptly after the date this Section 3.11(d) is effected.

     4.   SECTION 8.1.   The parties confirm that Section 8.1 of the Plan
Agreement is as follows:

          The agreement shall continue for an indefinite period of time unless otherwise provided for in the Agreement, except that after June 22, 1999, either party may terminate the Agreement upon 180 days written notice.

     5. The parties represent and warrant that the execution, delivery and performance by the parties of this Amendment are within their power and authority and have been duly authorized by all necessary corporate action; will not violate or conflict with any applicable law or breach or result in a default under any material agreement or instrument binding upon the parties to perform under this Agreement; and this Amendment and the Plan Agreement are the legal, valid and binding obligation of the parties enforceable against the parties in accordance with their terms.

     6. The amendment set forth herein are limited precisely as written and shall not be deemed to be a consent with respect to or any waiver of any other term or condition of the Agreement, or any of the instruments or documents referred therein except as may be expressly provided herein, or prejudice any rights which the Company or Bank may not have or may have in the future under or in connection with the Agreement, or any of the instruments or documents referred therein, except as may be expressly provided herein. Excepting as expressly provided herein, the terms and provisions of the Agreement shall remain in full force and effect.



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     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by the respective duly authorized officers or representatives as of the date above written.


LAMONTS APPAREL, INC.



By   /s/Loren R. Rothschild
   ---------------------------
     Loren R. Rothschild


Its   Vice Chairman
      ---------------

National City Bank of Columbus
(formerly known as BancOhio National Bank)


By   /s/David H. Kratoville
     -------------------------
Its   Vice President
      ------------------------